UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 6, 2009

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue,

New York, New York 10019

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Certain Officers.

On November 6, 2009, Comverse, Inc., a subsidiary of Comverse Technology, Inc. (the “Company”), entered into a Separation and Release Agreement (the “Separation Agreement”) providing for the termination of employment by mutual agreement of Urban Gillstrom, Senior Vice President of the Company and President, Global Sales of Comverse, Inc., effective November 11, 2009.

(e)	Compensatory Arrangements of Certain Officers.

Pursuant to the Separation Agreement, Mr. Gillstrom released all potential claims against the Company and the Company and Mr. Gillstrom mutually agreed that he will be entitled to receive the following in connection with his termination of employment: (i) his base salary earned but not paid prior to the date of termination, which base salary is payable at a rate of $450,000 per annum, (ii) reimbursement for any and all business expenses incurred prior to the date of termination, (iii) payment for any earned and accrued but unused vacation days, (iv) a pro rata share of Mr. Gillstrom’s fiscal 2009 annual bonus had he been employed at the end of fiscal 2009 based on the number of days he was employed in fiscal 2009 and the Company’s performance as compared to the goals set by the Compensation Committee, (v) a lump sum payment of $375,000 and (vi) the full and immediate vesting of 26,667 deferred stock units, covering 26,667 shares of CTI’s common stock, which represent the unvested portion of the 40,000 deferred stock units granted to him on the commencement of his employment. All other unvested equity awards will be forfeited on the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2009	COMVERSE TECHNOLOGY, INC.

	By:	/s/ Andre Dahan
	Name:	Andre Dahan
	Title:	President and Chief Executive Officer

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